Exhibit 10.9

                                     FORM OF
                                SERVICE AGREEMENT
                                 By and Between
                               UNION DENTAL CORP.
                                       and
              COMMUNICATION WORKERS OF AMERICA ("CWA") LOCAL #____


WHEREAS: Union Dental Corp., (hereinafter referred to as "UDC") in consideration for a fee of $1.00 and other valuable consideration from Communication Workers of America Local ____ (hereinafter referred to as "CWA Local ____" or "____"), agrees to have UDC create an exclusive dental network of providers for CWA Local ____ members to utilize for their dental services.

1. In order to provide dental network information to union members, it is agreed that CWA Local ____ will provide access to members through mailing of the brochures to union members on a 2-4 times a year basis. All expenses associated with the printing and mailing will be paid for by UDC.

UDC will maintain a website www.uniondental.com not to take the place of the brochure mailings; however, to enhance the dissemination of information to ____ members more rapidly regarding dentists available in the program and benefits as changes are made to this website on a daily basis.

2. All fees submitted by treating dental offices under this agreement to the Cigna Dental Plan for Bell South and Aetna AT&T will be at usual, customary and reasonable ("UCR) charges as follows:

     A. Usual, Customary and Reasonable fees for services rendered taking into consideration the usual fees each dentist charges a majority of his/her patients for such services.
     B. The prevailing range of fees charged in the same area by dentists with similar training and experience.

3. It is further agreed that the dental offices designated by UDC will accept as full payment the insurance remuneration for Bell South / AT&T / Verizon / Cingular / Avaya / Lucent Fee Schedule.

4. All procedures that exceed the insurance cap of $1,400 per year will be charged as per the schedule above or, if not listed on the schedule of fees, on a U.C.R. basis. PATIENT RESPONSIBILITY: $125 per unit/ crown and bridge $ 150 root canal co-payment $ 25 Deductible Further benefits excluded from insurance coverage are available to CWA Local's members and dependants on an optional basis at the following fees: A. Cosmetic Dentistry $ UCR B. Replacement of bridges or Bridgework covered by the Insurance before 5 years $ as per schedule
C. Orthodontics - The Orthodontist will accept as payment the insurance benefit plus 24 monthly payments of $70 per child or $90 per adult. (Does not include porcelain brackets or retention) for a case of two year duration. In the event a case is not completed and/or proceeds beyond 24 months, there will be a corresponding in the fee proportionate to the complexity of care and duration of treatment.




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5. It is further agreed that the CWA Locals have no responsibility whatsoever to
UDC or any union member for the collection or billing of fees, or any litigation stemming from treatment. It is further expressly understood that any controversy as may arise from the collection of fees under the plan contemplated by the foregoing document or arising as a result of any non-payment shall be matters to be resolved between UDC and the union members and as outlined in Part 8 of this Agreement. UDC agrees to hold harmless the CWA Locals from any responsibility for or expenses incurred in connection with any controversy over the collection, billing or payment of fees.

6. It is agreed that the expense for all promotional mailings will be paid by UDC and that CWA will be responsible for the actual mailing of said materials.

7. It is agreed that the UDC Dental Network will be the "exclusive dental network" for CWA Local ____ and the CWA Locals will promote UDC as their "exclusive dental network" and will not contract, agree or discuss with any other organization to provide the same or similar dental services in Broward county and the city of Boca Raton in the State of Florida while this contract is in effect.

To eliminate a conflict in this area of the possibility of doctors approaching the union officials with the proposal of another dental network, a Review Board consisting of an equal number of members from each party, however, a maximum number of two (2) UDC designated representatives and two (2) CWA designated representative will be formed to eliminate this conflict. Any attempt of a doctor or individual approaching the local with this idea will be immediately referred to this committee, and, each Representative of this Review Board will be responsible for reporting their findings to their respective entities. The only communication between an unsolicited approach by a doctor or person to the local with the intent of creating a second dental network for the local will be only through this committee. The cost of this committee will be borne by UDC. UDC dentists participating in the Dental Program will verify CWA membership on the initial visit of a CWA patient. If the patient is not a CWA member, the UDC dentist will offer to the patient the option of discounted rates with completion of union membership card (H-6). CWA will provide all forms to all UDC offices and provide UDC, by September 15th annually, a list of all members who have left CWA.

8. Both parties agree to form a Review Board consisting of an equal number of members from each party, however, a maximum number of two (2) CWA designated representatives and two (2) UDC designated representative. The Review Board will be responsible for resolving all issues from CWA Local ____ members pertaining to UDC. Any issues that are not resolved by the panel pertaining to the "Quality of Dentistry" will be referred to the Board of Dentistry who has the authority to resolve such issues. Both parties agree that upon an inquiry of this nature, UDC will be notified and will first try to resolve the matter internally. If that process should fail within a 7 day period of time, then both parties further agree a meeting will take place at the request of a Review Board designated representative, at any time, and the request of the Review Board to address such matters will occur within seven (7) days after the failure of UDC



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to resolve  the initial  inquiry  from the  request.  All  inquiries  must be in writing  and sent  via  e-mail  or fax to the  designated  representatives.  The
Board's decision will be final and binding upon UDC and the participating dentists. The cost of this committee will be borne by UDC.

9. Local ____ has made representation that it wants to organize all the employees of the UDC dentists. UDC will allow Local ____ to organize the staff at the UDC offices located in the jurisdiction of CWA Local ____ using the "card check process" and neutrality agreement proposed by Local ____.

10. It is further agreed that this agreement will be in full force and effect for a period of five years from the date of execution. At the expiration of the agreement, this contract will be automatically renewed thereafter in five year increments, contingent upon the bargaining process. Bargaining will begin 60 days prior to the termination date of # 11. The bargaining team will consist of the same said parties of number 7 & 8.

11. Termination of this agreement can only be done 90 days prior to the ending date of the Agreement by the E-Board of CWA Local ____ and for cause.

12. UDC will not contact CWA local ____ members regarding any matters other than their personal dental health care plan. If UDC or Dr. Green violates this provision it will result in immediate cancellation of this Agreement.

13. UDC and CWA Local ____ will coordinate their efforts to raise money annually from its dentists for the specific purpose of donating the funds acquired to the CWA Daniel Byers Scholarship Fund. These funds will be distributed by CWA Local ____ annually.

14. Any allegations regarding violations of this agreement shall be settled by binding arbitration through the Federal Mediation Services. The Mediator in charge of Broward County for FMCS will be the arbitrator. All costs for arbitration will be split between UDC and ____.

In witness whereof, the parties enter into this Service Agreement on this 10th day of January 2005, and, by placing their seal on this document, acknowledges he has the authority to enter into such an agreement on behalf of their Board of Directors or their Executive Board of the entity they represent.






--------------------------                  ------------------------------
Dr. George D. Green                          Name
President and CEO                            President
Union Dental Corp.                           CWA Local ____




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